Exhibit 10.4

DFC GLOBAL CORP.

2007 EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of DFC Global Corp. (the “Company”):

Optionee:

Grant Date:

Vesting Commencement Date:

Exercise Price: $

Number of Option Shares     shares

Expiration Date:         [enter date, no later than 10 years from grant date]

Type of Option:                    Incentive Stock Option

                          Nonqualified Stock Option

Exercise Schedule The option shares shall become vested and exercisable with respect to              of the option shares              commencing on the Vesting Commencement Date, provided that Optionee remains in continuous status as an employee, director or consultant with the Company through each such date. In no event shall the Option become exercisable for any additional Option shares after the Optionee’s cessation of Continuous status as an employee, director or consultant.

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the DFC Global Corp. 2007 Equity Incentive Plan (the “Plan”) and in satisfaction of the applicable equity award described in the Employment Agreement. Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A. Optionee hereby acknowledges the receipt of a copy of the official prospectus for the Plan in the form attached hereto as Exhibit B. A copy of the Plan is available upon request made to the Corporate Secretary at the Company’s principal offices.

Employment at Will. Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Optionee), DFG or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

Clawback Policy. Notwithstanding any other provision of the Plan or this Option to the contrary, (a) any unvested shares subject to this Option shall be subject to forfeiture, (b) this Option shall be subject to cancellation and rescission, and (c) any shares received by the Optionee hereunder, and/or any amount received with respect to any sale of any such shares, shall be subject to cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Clawback Policy, as it may be amended from time to time (the “Policy”). The Optionee agrees and consents to the Company’s application, implementation and enforcement of (x) the Policy and (y) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy or applicable law without further consent or action being required by the Optionee. To the extent that the terms of this Option and the Policy conflict, then the terms of such Policy shall prevail.

Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice, the Employment Agreement or in the attached Stock Option Agreement, as applicable.

DATED:

DFC GLOBAL CORP.

By:

Title:

OPTIONEE Signature

OPTIONEE – please print name clearly